SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C.  20549


                          FORM 8-K


                       CURRENT REPORT


 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event report):  February 8, 1999


                  DEVON ENERGY CORPORATION
   (Exact Name of Registrant as Specified in its Charter)


           OKLAHOMA                     1-10067                73-1474008
(State or Other Jurisdiction of (Commission File Number)     (IRS Employer
Incorporation or Organization)                            Identification Number)


      20 NORTH BROADWAY, SUITE 1500, OKLAHOMA CITY, OK           73102
          (Address of Principal Executive Offices)             (Zip Code)


     Registrant's telephone number, including area code:  (405) 235-3611








                      Page 1 of 8 pages

Item 5.  Other Events

1999 Estimates

     The forward-looking statements provided in this discussion are based on Devon Energy Corporation's ("Devon") management's examination of historical operating trends, the December 31, 1998 reserve reports of independent petroleum engineers and other data in Devon's possession or available from third parties. Devon cautions that its future oil, gas and natural gas liquids ("NGLs") production, revenues and expenses are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas. These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as outlined below. Also, the financial results of Devon's Canadian operations are subject to currency exchange rate risks. Additional risks are discussed below in the context of line items most affected by such risks.

     Specific Assumptions and Risks Related to Price and
Production Estimates Prices for oil, natural gas and NGLs are determined primarily by prevailing market conditions.
Market conditions for these products are influenced by regional and world-wide economic growth, weather and other substantially variable factors. These factors are beyond
Devon's control and are difficult to predict. In addition to volatility in general, Devon's oil, gas and NGLs prices may vary considerably due to differences between regional markets and demand for different grades of oil, gas and NGLs. Over 90% of Devon's revenues are attributable to sales of these three commodities. Consequently, Devon's financial results and resources are highly influenced by this price volatility.

     Estimates for Devon's future production of oil, natural gas and NGLs are based on the assumption that market demand and prices for oil and gas will continue at levels that allow for profitable production of these products. There can be no assurance of such stability.

     Certain of Devon's individual oil and gas properties are sufficiently significant as to have a material impact on the overall financial results. With respect to oil production, these properties include the West Red Lake Field and the Grayburg-Jackson Unit, both in southeast New Mexico, and the Gilby and Halkirk areas in Alberta. Devon's interest in the Northeast Blanco Unit ("NEBU") and the 32-9 Unit, both in the San Juan Basin, and the Coleman and Hamburg areas in Alberta can have a significant effect on overall gas production.

     The production, transportation and marketing of oil, natural gas and NGLs are complex processes which are subject to disruption due to transportation and processing availability, mechanical failure, human error, meteorological events and numerous other factors. The following forward-looking statements were prepared assuming demand, curtailment, producibility and general market conditions for Devon's oil, natural gas and NGLs for 1999 will be substantially similar to those of 1998, unless otherwise noted. Given the general limitations expressed herein, Devon's forward-looking statements for 1999 are set forth below. Unless otherwise noted, all of the following dollar amounts are expressed in U.S. dollars. Those amounts related to Canadian operations have been converted to U.S. dollars using the year-end 1998 exchange rate of $0.6535 U.S. dollar to $1.00 Canadian dollar. The actual 1999 exchange rate may vary materially from the year-end 1998 rate used. Such variations could have a material effect on the following Canadian estimates.

     Definitions The following discussion includes references to various abbreviations relating to volumetric production terms. The definitions of these abbreviations are as follows:

     "Bcf" means billion cubic feet.
     "Boe" means equivalent barrels of oil, calculated by converting six Mcf of gas to one barrel of oil.
     "Mcf" means thousand cubic feet.
     "MMBtu" means million British thermal units, a measure of heating value.
     "MMcf" means million cubic feet.

     Oil Production Devon expects its oil production in 1999 to total between 8.8 million barrels and 10.3 million barrels. Domestic production is expected to be between 4.6 million barrels and 5.4 million barrels, and Canadian production is expected to be between 4.2 million barrels and
4.9 million barrels.

     Oil Prices Devon expects its 1999 net oil prices per barrel will average between $0.25 to $0.55 above West Texas
Intermediate ("WTI") posted prices for its domestic production. Approximately 180,000 barrels of Canadian oil production in the first quarter have been fixed at a price of approximately $17.80 per barrel. For the remainder of 1999's Canadian oil production, Devon expects to receive a price between $1.75 and $2.25 below WTI posted prices.

     The above expected range of the Canadian differentials from WTI prices, as well as the $17.80 per barrel fixed price for 180,000 barrels of first quarter production, include an estimated $1.25 per barrel decrease resulting from foreign currency hedges. These hedges, in which Devon will sell $60 million in 1999 at an average Canadian-to-U.S. exchange rate of $0.726, offset a portion of the exposure to currency fluctuations on those Canadian oil sales that are based on U.S. prices. The $1.25 per barrel decrease is based on the assumption that the year-end 1998 Canadian-to-U.S. conversion rate of $0.6535 remains constant during 1999.

     Gas Production Devon expects its 1999 gas production to total between 122 Bcf and 143 Bcf. It is expected that San Juan Basin coal seam gas production will be between 19
Bcf and 23 Bcf, and all other domestic production will be between 41 Bcf and 47 Bcf. Canadian production is expected to be between 62 Bcf and 73 Bcf.

     Gas Prices - Fixed Through various fixed price contracts or hedging instruments, Devon has fixed the price it will receive in 1999 on a portion of its natural gas production. The table below includes the 1999 volumes and the respective prices that have been fixed.

                             Volumes        Price Per
         Area                 (MMcf)           Mcf

     San Juan Basin           13,100          $1.82
     Rocky Mountains           7,600          $1.93
     Other U.S.                1,500          $2.05

     Total U.S.               22,200          $1.87

     Canada                   40,700          $1.33

     The above price for the San Juan Basin gas includes approximately $0.41 per Mcf from the 1995 transaction covering the majority of Devon's San Juan Basin coal seam gas properties (the "San Juan Basin Transaction.") Also, the above San Juan Basin price is net of approximately $0.63 per Mcf for transportation costs and quality adjustments.

     Gas Prices - Floating For the gas production for which prices have not been fixed, Devon expects its 1999 San Juan Basin coal seam average price will be between $0.25 and $0.55 per Mcf less than Texas Gulf Coast spot averages ("TGC"). This includes the additional $0.41 per Mcf from the San Juan Basin Transaction and the $0.63 per Mcf reduction for transportation and quality adjustments, both referred to in the previous paragraph. Devon's other domestic production is expected to average $0.05 to $0.20 less than TGC, and the Canadian production is expected to average $0.80 to $0.95 less than the New York Mercantile Exchange price ("NYMEX").

     NGLs Production  Devon expects its production of 1999
NGLs to total between 1.7 million barrels and 2.0 million barrels. Between 1.3 million barrels and 1.5 million barrels are expected to be produced domestically, and between 0.4 million barrels and 0.5 million barrels are expected to be produced in Canada.

     Other Revenues Devon's other revenues in 1999 are expected to be between $6.0 million and $7.5 million.
Domestic other revenues are expected to be $2.0 million to $2.5 million and Canadian other revenues are expected to be $4.0 million to $5.0 million. The majority of these other revenues are expected to be produced from third party gas processing activities.

     Production and Operating Expenses Devon's production and operating expenses vary in response to several factors. Among the most significant of these factors are additions or deletions to Devon's property base, changes in production taxes, general changes in the prices of services and materials that are used in the operation of the properties and the amount of repair and workover activity required.

     Oil, gas and NGLs prices will have a direct effect on production taxes to be incurred in 1999. Future prices could also have an effect on whether proposed workover projects are economically feasible. These factors, coupled with the uncertainty of future oil, gas and NGLs prices, increase the uncertainty inherent in estimating future production and operating costs. Given these uncertainties, Devon estimates that 1999's total production and operating costs will be between $116 million and $135 million. The U.S. portion of such estimate is between $73 million and $84 million, while the Canadian costs are expected to total between $43 million and $51 million.

     Depreciation, Depletion and Amortization ("DD&A") The 1999 DD&A rate will depend on various factors. Most notable among such factors are the amount of proved reserves that could be added from drilling or acquisition efforts in 1999 compared to the costs incurred for such efforts, and the revisions to Devon's year-end 1998 reserve estimates that will be made during 1999.

     Devon expects that its consolidated DD&A expense in 1999 will be between $122 million and $151 million. The DD&A rates as of the beginning of 1999 were $3.92 per Boe for domestic properties and $3.19 per Boe for Canadian properties. Assuming a 1999 domestic rate of between $4.15 per Boe and $4.40 per Boe, 1999 oil and gas property related DD&A expense is expected to be between $66 million and $81 million for the U.S. properties. Assuming a 1999 Canadian rate of between $3.40 per Boe and $3.65 per Boe, 1999 oil and gas property related DD&A expense is expected to be between $51 million and $64 million for the Canadian properties.

     Additionally, Devon expects its 1999 non-oil and gas property related DD&A to total between $3.9 million and $4.5 million in the U.S. and between $1.0 million and $1.3 million in Canada.

     General and Administrative Expenses ("G&A") Devon's G&A includes the costs of many different goods and services used in support of its business. These goods and services are subject to general price level increases or decreases. In addition, Devon's G&A varies with its level of activity and the related staffing needs as well as with the amount of professional services required during any given period. Should Devon's needs or the prices of the required goods and services differ significantly from current expectations, actual G&A could vary materially from the estimate. Given these limitations, consolidated G&A in 1999 is expected to be between $22.5 million and $26.0 million. Domestic G&A is expected to be between $10.5 million and $12.0 million, and Canadian G&A is expected to be between $12.0 million and $14.0 million.

     Interest Expense Future interest rates and oil, natural gas and NGLs prices have a significant effect on Devon's interest expense. The fixed-rate provisions on $225 million of existing long-term debt removes the uncertainty of future interest rates from some, but not all, of Devon's long-term debt. Also, Devon can only marginally influence the prices it will receive in 1999 from sales of oil, gas and NGLs. These factors increase the margin of error inherent in estimating future interest expense. Other factors which affect interest expense, such as the amount and timing of capital expenditures, are within Devon's control. Given the uncertainty of future interest rates and commodity prices, Devon estimates that the consolidated interest expense in 1999 will be between $28 million and $32 million. Domestic interest expense is expected to be between $4 million and $5 million, and Canadian interest expense is expected to be between $24 million and $27 million.

     Deferred Effect of Changes in Foreign Currency Exchange Rate on Subsidiary's Long-term Debt Assuming that there are no changes during 1999 in the existing principal balance of Devon's Canadian subsidiary's $225 million of long-term debt which is denominated in U.S. dollars, the only factor influencing the potential 1999 deferred effect is the foreign currency rate between the U.S. dollar and the Canadian dollar. For every $0.01 change in the exchange rate from the year-end 1998 rate of $0.6535, Devon's Canadian subsidiary will record a deferred effect (either revenue or expense) of approximately $5 million Canadian dollars. The resulting revenue or expense in U.S. dollars from such fluctuations would depend on the currency rate during the applicable period.

     Distributions on TCP Securities Devon's 6.5% Trust Convertible Preferred Securities (the "TCP Securities") are convertible into common shares of Devon at the option of the holder. Beginning in June 1999, Devon can redeem the TCP Securities for cash at 104.55% of face value if the redemption occurs in 1999, and thereafter at premiums that decline ratably to 100% in 2006. If Devon were to offer to redeem the TCP Securities, the holders could decide instead to convert the TCP Securities into Devon common stock. Assuming all $149.5 million of TCP Securities are outstanding for the entire year, Devon will make $9.7 million of distributions in 1999.

     Reduction of Carrying Value of Oil and Gas Properties
As of December 31, 1998, the full cost ceiling exceeded
Devon's carrying value of oil and gas properties, less deferred income taxes. This full cost "cushion" was approximately $15 million for the domestic properties and $43 million for the Canadian properties. However, these cushion amounts could easily be eliminated by declines in oil and/or gas prices between year-end 1998 and the end of any quarter during 1999. The result would be a 1999 reduction of the carrying value of oil and gas properties.

     Income Taxes Devon expects its consolidated financial income tax rate in 1999 to be between 35% and 45%. These rates are the combined current and deferred tax rates.
There are certain items, both in the U.S. and Canada, that will have a fixed impact on 1999's income tax expense regardless of the level of pre-tax earnings that are produced. These items include Section 29 tax credits in the U.S., which reduce income taxes based on production levels of certain properties and are not necessarily affected by pre-tax financial earnings. The amount of Section 29 tax credits expected to be used to offset financial income tax expense in 1999 is approximately $4 million. Also, Devon's
Canadian subsidiary is subject to Canada's "large corporation tax" of approximately $2 million which is based on total capitalization levels, not pre-tax earnings. The Canadian financial income tax in 1999 will also be increased by approximately $1 million due to the financial amortization of certain costs that are not deductible for income tax purposes. Significant changes in estimated production levels of oil, gas and NGLs, the prices of such products, or any of the various expense items could materially alter the effect of the aforementioned items on 1999's financial income tax rates.

     Based on its current expectations of 1999 taxable income, Devon anticipates its current portion of 1999 income taxes will be $3 million to $8 million in the U.S. and $2 million to $3 million in Canada. However, unanticipated revenue and/or expense fluctuations could easily make these tax estimates inaccurate.

     Capital Expenditures Devon's capital expenditures budget is based on an expected range of future oil, natural gas and NGLs prices as well as the expected costs of the capital additions. Should Devon's price expectations for its future production change significantly, some projects may be accelerated or deferred and, consequently, may increase or decrease total 1999 capital expenditures. In addition, if the actual costs of the budgeted items vary significantly from the anticipated amounts, actual capital expenditures could vary materially from Devon's estimates.

     Though Devon has completed several major property transactions in recent years, these transactions are opportunity driven. Thus, Devon does not "budget", nor can it reasonably predict, the timing or size of such possible acquisitions, if any.

     Given these limitations, Devon expects its 1999 capital expenditures for drilling and development efforts to total between $145 million and $175 million. These amounts include between $75 million and $90 million in the U.S. and between $70 million and $85 million in Canada. Devon expects to spend $20 million to $25 million in the U.S. and $15 million to $20 million in Canada for drilling and facilities costs related to reserves classified as proved as of year-end 1998. Devon also plans to spend another $35 million to $45 million in the U.S. and $40 million to $50 million in Canada on new, higher risk/reward projects.

     In addition to the above expenditures for drilling and development, Devon expects to participate in the construction of an extensive gas gathering system and processing project in the Powder River Basin of Wyoming.
The extent to which outside parties will participate in the project has not yet been determined. Depending on the final level of participation of those parties, Devon expects to spend between $60 million to $80 million as its share of the project in 1999.

     Other Cash Uses Devon's management expects the policy of paying a quarterly dividend to continue. With the current $0.05 per share quarterly dividend rate and 48.4 million shares of common stock outstanding, 1999 dividends are expected to approximate $10 million.

     Capital Resources and Liquidity The estimated future drilling and development activities are expected to be funded primarily through a combination of working capital and operating cash flow, with the remainder funded with borrowings from Devon's credit facilities. As of December 31, 1998, Devon had $219.7 million available under its $400 million credit facilities. The amount of operating cash flow to be generated during 1999 is uncertain due to the factors affecting revenues and expenses as previously cited. However, Devon expects its combined capital resources to be more than adequate to fund its anticipated capital expenditures for 1999. If significant acquisitions or other unplanned capital requirements arise during the year, Devon could utilize its existing credit facilities and/or seek to establish and utilize other sources of financing.


                         SIGNATURES


     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

                              DEVON ENERGY CORPORATION



                              By:  /s/ Danny J. Heatly
                                   Controller


Date:     February 8, 1999